Exhibit 3.6

State of Delaware Secretary of State Division of Corporations Delivered 08:04 AM 07/23/2019 FILED 08:05 AM 07/23/2019 SR 20196098666 – File Number 4720325	Execution Version

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A LIMITED PARTNERSHIP TO A

LIMITED LIABILITY COMPANY

PURSUANT TO SECTION 18-214 OF THE LIMITED LIABILITY COMPANY ACT

July 23, 2019

Pursuant to the provisions of Section 18-214 of the Delaware Limited Liability Company Act (the “LLC Act”), American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), hereby executes this Certificate of Conversion (this “Certificate”) for the purpose of converting (the “Conversion”) the Partnership to a limited liability company (the “Company”) and, in connection therewith, certifies as follows:

1.	The jurisdiction where the Partnership was first formed is the State of Delaware.

2.	The jurisdiction of the Partnership immediately prior to filing this Certificate is the State of Delaware.

3.	The date the Partnership was first formed is August 20, 2009.

4.	The name of the Partnership immediately prior to filing this Certificate is “American Midstream Partners, LP”.

5.	The name of the Company as set forth in the Certificate of Formation is “Third Coast Midstream, LLC”.

6.	This certificate of conversion shall become effective upon filing with the Office of the Secretary of State of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, the Partnership has executed this Certificate as of the date first written above.

AMERICAN MIDSTREAM PARTNERS, LP,
a Delaware limited partnership

By:	AMERICAN MIDSTREAM GP, LLC, its
general partner

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

[Signature Page to Certificate of Conversion]